Exhibit 4.43

EXECUTION VERSION

USD400,000,000

FACILITY AGREEMENT

DATED 17 December 2014

FOR

RANDGOLD RESOURCES LIMITED

AS BORROWER

WITH

HSBC BANK PLC

ACTING AS ARRANGER

with

HSBC BANK PLC

ACTING AS FACILITY AGENT

THIS AGREEMENT is dated 17 December 2014 and made between:

(1)	RANDGOLD RESOURCES LIMITED (the “Borrower”);

(2)	HSBC BANK PLC as mandated lead arranger (the “Arranger”);

(3)	HSBC BANK PLC as agent of the other Finance Parties (the “Facility Agent”); and

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or F1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annual Financial Statements” has the meaning given to that term in Clause 18 (Information Undertakings).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Levy” means any amount payable by a Lender (or any of its Affiliates) on the basis of, or in relation to, its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the UK Bank levy as set out in the Finance Act 2011, the French taxe bancaire de risqué systématique as set out in the Finance Bill 2011, the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended)) and, in relation to a Lender, any Tax in any jurisdiction on a similar basis or for a similar purpose (and imposed by reference to assets and/or liabilities) and which has been publicly announced prior to the date of this Agreement.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Jersey.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) in form and substance satisfactory to the Facility Agent (acting reasonably).

“Confidential Information” means all information relating to the Borrower, the Group, any Non-Group Entity, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group, any Non-Group Entity or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, any Non-Group Entity or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 34 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group, any Non-Group Entity or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality to the Group, any Non-Group Entity or otherwise.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Facility Agent.

“Debt Cover” shall have the meaning set out in Clause 19.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Borrower (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding or formal notice or investigation by any person in respect of a breach of any Environmental Law which is not frivolous or vexatious and is not discharged or dismissed within 21 consecutive days of commencement.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace;

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste; or

(d)	the reporting, licensing, permitting, transportation, storage, management, disposal, investigation or remediation of releases, or threatened release of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Facility” means the facility made available under the Existing Facility Agreement.

“Existing Facility Agreement” means the USD200,000,000 facility agreement dated 17 May 2013 between, amongst others, Randgold Resources Limited as borrower and HSBC Bank plc as the facility agent.

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction,

which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Facility Agent and the Borrower or any of the Lenders and the Borrower) setting out any of the fees referred to in Clause 11 (Fees) or otherwise agreed to be paid by the Borrower; and

(b)	to the extent agreed between the Borrower and the Increase Lender, any agreement setting out fees payable to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase).

“Finance Document” means this Agreement, any Fee Letter, any Utilisation Request, any Transfer Certificate to which the Borrower is a party, any Assignment Agreement to which the Borrower is a party and any other document designated as such by the Facility Agent and the Borrower.

“Finance Party” means the Facility Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument excluding Trade Instruments;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	for the purpose of Clause 21.5 (Cross default) only, any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivatives transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution other than Trade Instruments; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year or, subject to compliance with Clause 18.3 (Requirements as to financial statements), such other date as selected by the Borrower.

“GAAP” means generally accepted accounting principles in Jersey and IFRS.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the agreed form.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, petroleum distillates or petroleum by-products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, cyanide, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature, including mine-tailings, regulated pursuant to any Environmental Law.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Memorandum” means the document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis using the method recommended by the International Swaps and Derivatives Association (ISDA) between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

“Life of Mine Plan” means, in respect of each Material Property, the mine plan prepared relating to the period from the current time until the time when the last block of ore is mined.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction).

“Margin” means

(a)	prior to the first reset date (as defined below), 1.5 per cent. per annum; and

(b)	thereafter, subject to the other provisions of this definition, the margin calculated in accordance with the table below:

Debt Cover	Margin % p.a.
Less than or equal to 1.00:1	1.50
Greater than 1.00:1 but less than or equal to 2.00:1	1.75
Greater than 2.00:1	2.00

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is five Business Days after receipt by the Facility Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 18.2 (Compliance Certificate);

(ii)	if, following receipt by the Facility Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not confirm the basis for a reduced or increased Margin, then paragraph (b) of Clause 8.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Debt Cover calculated using the figures in that Compliance Certificate;

(iii)	while an Event of Default under Clause 21.1 (Non-payment), Clause 21.2 (Financial covenants), Clause 21.6 (Insolvency) or Clause 21.7 (Insolvency proceedings) is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan; and

(iv)	for the purpose of determining the Margin, “Debt Cover” shall be determined in accordance with Clause 19.1 (Financial definitions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole resulting from the closure of, or stoppage of production at, and the inability to sell the output of production from, 3 or more of the Material Properties for a period of more than 21 consecutive days, and the Parties acknowledge (for the avoidance of doubt) that no processing takes place at Gounkoto Gold Mine (Mali) and therefore no output of production is sold from Gounkoto Gold Mine (Mali) but any closure of, or stoppage of production at, Gounkoto Gold Mine (Mali) will be taken into account for the purposes of this definition;

(b)	the ability of the Borrower to perform its payment obligations under this Agreement; or

(c)	the validity or enforceability of any Finance Document.

“Material Properties” means the following properties:

(a)	Loulo Gold Mine located in Mali;

(b)	Gounkoto Gold Mine located in Mali;

(c)	Tongon Gold Mine located in Ivory Coast; and

(d)	Kibali Gold Mine located in the Democratic Republic of the Congo.

“Material Subsidiary” means, at any time:

(a)	a Subsidiary that owns a Material Property at any time; or

(b)	a Subsidiary of the Borrower which has:

(i)	operating profit calculated on the same basis as Consolidated EBIT as defined in Clause 19.1 (Financial definitions) representing 15 per cent. or more of Consolidated EBIT as defined in Clause 19.1 (Financial definitions); or

(ii)	gross assets (excluding intra-group items) representing 15 per cent. or more of the gross assets of the Group, calculated on a consolidated basis.

Compliance with the conditions set out in paragraph (b)(i) and (b)(ii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Non-Group Entity” has the meaning given to that term in Clause 19.1 (Financial definitions).

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2013.

“Party” means a party to this Agreement.

“Permitted Acquisitions” means acquisitions made by the Borrower in a manner which is not, or will not be, materially adverse to the interests of the Lenders under the Finance Documents and which do not, or will not, affect the Borrower’s pro forma compliance with each of the financial covenants set out in Clause 19 (Financial Covenants).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for the relevant currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means such two or more banks as may be appointed by the Facility Agent in consultation with the Borrower and provided that the Facility Agent shall take the views of the Borrower into account when appointing any such banks.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Period” means each period of twelve months ending on the last day of the Financial Year and each period of twelve months ending on each Quarter Date.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement) (inclusive), paragraph (a) of Clause 17.12 (Financial statements) and Clause 17.13 (Pari passu ranking).

“Representative” means any delegate, Facility Agent, manager, administrator, nominee, attorney, trustee or custodian.

“Reservations” means

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)	the limitation of validity and/or enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(c)	the time barring of claims under the Limitation Acts;

(d)	defences of set off or counterclaim and similar principles;

(e)	where a party to a Finance Document is vested with a discretion or may determine a matter in its opinion, that party may be required by a court to exercise its discretion reasonably or be required to hold that opinion on reasonable grounds;

(f)	that any provision in any Finance Document providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto; and

(g)	any other matters which are set out as qualifications as to matters of law in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	in the same currency as the maturing Loan.

“Sanctioned Country” means a country or territory which is subject to country wide or territory wide Sanctions.

“Sanctions” means any economic, trade or financial sanctions laws or embargoes imposed, administered, enacted or enforced from time to time by:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; or

(e)	the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and Her Majesty’s Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities, or sectoral sanctions identifications or foreign sanctions evaders (or equivalent) maintained by:

(a)	the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury;

(b)	the United Nations Security Council;

(c)	the European Union; or

(d)	Her Majesty’s Treasury of the United Kingdom,

or public announcement of a Sanctions designation made by any of the foregoing each as amended, supplemented or substituted from time to time.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Separate Loan” has the meaning given to that term in Clause 6.1 (Repayment of Loans).

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling on the fourth anniversary of the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being USD400,000,000 at the date of this Agreement.

“Trade Instrument” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group or Non-Group Entity arising in the ordinary course of trading of that member of the Group or Non-Group Entity.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the European Union Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Facility Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	a “group of Lenders” includes all the Lenders;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Facility Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 7.1 (Illegality); or

(B)	paragraph (a) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Commitments shall be so increased) in an aggregate amount so cancelled as follows (and such that the Total Commitments after such increase will not exceed the Total Commitments at the date of this Agreement):

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Borrower (each of which shall not be a member of the Group or any Affiliate of the members of the Group) and each of which confirms in writing (in the relevant Increase Confirmation) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Facility Agent being satisfied that the Increase Lender has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Facility Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Borrower shall promptly on demand pay the Facility Agent the amount of all costs and expenses properly incurred by it and reasonable expenses (including legal fees) in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 22.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 22.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a Fee Letter.

(g)	In no event shall a Lender replaced under paragraph (a) above be required to pay or surrender to such Increase Lender any of the fees received by such Lender pursuant to the Finance Documents.

(h)	Clause 22.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards refinancing all amounts outstanding under the Existing Facility Agreement and, once such amounts have been refinanced, towards its general corporate purposes including, without limitation, capital expenditure and Permitted Acquisitions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	(in the case of a Rollover Loan) no Event of Default is continuing or would result from the making of the relevant Loan and (in the case of any other Utilisation) no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 11 or more Loans would be outstanding.

(b)	Any Separate Loan shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be in dollars.

(b)	The amount of the proposed Loan must be an amount which is less than or equal to the Available Facility and which is a minimum of USD1,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the amount of each Loan and shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loans

(a)	Subject to paragraph (c) below the Borrower shall repay each Loan on the last day of its Interest Period. No Loan may be outstanding after the Termination Date.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Loan is due to be repaid; and

(ii)	in whole or in part for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall, unless the Borrower notifies the Facility Agent to the contrary in its Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to pay an amount in cash in accordance with Clause 27.1 (Payments to the Facility Agent) in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash in accordance with Clause 27.1 (Payments to the Facility Agent); and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make any payment in accordance with Clause 27.1 (Payments to the Facility Agent); and

(2)	each Lender will be required to make its participation in the new Loans available in cash in accordance with Clause 27.1 (Payments to the Facility Agent) only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Loans (the “Separate Loans”).

(d)	If the Borrower makes a prepayment of a Loan pursuant to Clause 7.5 (Voluntary prepayment of Loans), the Borrower may prepay the Separate Loan by giving not less than five Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by the Borrower to the Facility Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.	Prepayment and Cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	(if the Lender so requires) the Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Sanctions

If any representation or statement made or deemed to be made pursuant to Clause 17.16 (Sanctions) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, or the Borrower does not comply with Clause 20.17 (Sanctions):

(a)	a Lender may promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	(if the Lender so requires) the Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.3	Change of control

(a)	If a Change of Control occurs:

(i)	subject to applicable laws and regulations and the requirements or practice of any applicable stock exchange, the Borrower shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation;

(iii)	if a Lender so requires and notifies the Facility Agent within five Business Days of the Borrower notifying the Facility Agent of the event, the Facility Agent shall, by not less than five Business Days notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above:

(i)	“Change of Control” means any person or group of persons acting in concert gains the right to hold more than 50% of the issued share capital of the Borrower, gains the right to cast more than 50% of the voting rights of shareholders of the Borrower or gains the right to determine the composition of the board of directors of the Borrower; and

(ii)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate control of the Borrower.

7.4	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD25,000,000 and integral multiples of USD1,000,000) of the Available Facility. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

7.5	Voluntary prepayment of Loans

The Borrower may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, an amount that reduces the amount of the Loan by a minimum amount of USD10,000,000 and integral multiples of USD1,000,000). Any prepayment of a Loan pursuant to this Clause 7.5 shall be applied pro rata to each Lender’s participation in that Loan.

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on not less than five Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 22.9 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

7.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

(a)	The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

(b)	If the Compliance Certificate received by the Facility Agent which relates to the relevant Annual Financial Statements shows that a higher or lower Margin should have applied during a certain period, then the interest payment to be made on the last day of the then current Interest Period shall be increased or reduced by any amounts necessary to put the Facility Agent and the Lenders or the Borrower (as the case may be) in the position which they should have been in had the correct Margin been applied during the relevant Interest Period.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	Interest Periods

9.1	Selection of Interest Periods

The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(a)	Subject to this Clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date for that Loan.

(d)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	Changes to the Calculation of Interest

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties, provided, however, that if no alternative basis is agreed pursuant to paragraph (a) above, the rate of interest notified pursuant to Clause 10.2(a)(ii) (Market disruption) shall continue to apply.

10.4	Break Costs

(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Fees

11.1	Commitment fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in dollars on that Lender’s Available Commitment for the Availability Period, such fee to be calculated:

(i)	prior to the first reset date (as defined below), at the rate of 0.375 per cent.; and

(ii)	thereafter, in accordance with the table below:

Debt Cover	Commitment Fee (%)
Less than or equal to 1.00:1.	0.375
Greater than 1.00:1 but less than or equal to 2.00:1	0.4375
Greater than 2.00:1	0.50

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

(d)	For the purposes of this Clause 11.1, the “reset date” means the date which is five Business Days after receipt by the Facility Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 18.2 (Compliance Certificate).

11.2	Up-front fee

The Borrower shall pay to the Facility Agent (for the account of the Lenders) an up-front fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax Gross Up and Indemnities

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax

Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, provided that this Clause 12.5 shall not apply in respect of any stamp duty registration and other similar Taxes which are payable in respect of an assignment, transfer or other alienation of any kind by a Lender of any of its rights and/or obligations under a Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13.	Increased Costs

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made after the date of this Agreement; or (iii) the implementation or application of, or compliance with, Basel III or CRD IV, or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital including, without limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party in respect of the Facility;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(ii)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing at the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, a regulator, the Lender or any of its Affiliates); or

(vi)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	Other Indemnities

14.1	Currency indemnity

(a)	Without prejudice to Clause 27.9 (Currency of account), if any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within five Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party acting reasonably as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent

(a)	The Borrower shall promptly indemnify the Facility Agent against:

(i)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default provided that if that investigation shows that no Event of Default had occurred, then such costs, loss and liability shall be for the account of the Lenders;

(B)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 27.10 (Change of currency);

(C)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(D)	instructing lawyers, accountants tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)	any cost, loss or liability incurred by the Facility Agent acting reasonably (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents.

(b)	The indemnity given by the Borrower under or in connection with this Clause is a continuing obligation, independent of the Borrower’s other obligations under or in connection with this Agreement or any other document and survives after this Agreement is terminated. It is not necessary for a person to pay an amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other document.

15.	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	Costs and Expenses

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Facility Agent and the Arranger the amount of all third party costs and expenses (including legal fees which shall be subject to the arrangements, parameters and assumptions set out in the agreed proposal) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.10 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	Representations

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of the Material Subsidiaries have the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Reservations and any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its or any of its Material Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets in a manner which has, or could be reasonably likely to have, a Material Adverse Effect.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are (subject to the Reservations) in full force and effect.

17.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will (subject to the Reservations) be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will (subject to the Reservations and to compliance with any rules for the recognition and enforcement of judgments in the relevant jurisdiction) be recognised and enforced in its jurisdiction of incorporation.

17.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 21.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 21.8 (Creditors’ process),

has been taken or, to the knowledge of the Borrower having made due and careful enquiry, threatened in relation to the Borrower or a Material Subsidiary; and none of the circumstances described in Clause 21.6 (Insolvency) applies to the Borrower or a Material Subsidiary.

17.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has, or could be reasonably likely to have, a Material Adverse Effect.

17.11	No misleading information

(a)	Any factual information provided by the Borrower for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions (it being acknowledged by the Finance Parties that financial projections and forecasts are subject to uncertainties and contingencies and no representation or warranty is given that such financial projections or forecasts will be realised).

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

17.12	Financial statements

(a)	Its audited financial statements most recently delivered to the Facility Agent:

(i)	were prepared in accordance with GAAP consistently applied; and

(ii)	fairly represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant financial year.

(b)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) in the period from the date of the Original Financial Statements to the date of this Agreement.

17.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, is reasonably likely to be adversely determined and if adversely determined, has, or could be reasonably likely to have, a Material Adverse Effect have (to the best of its knowledge and belief having made due and careful enquiry) been started or threatened against it or any of its Subsidiaries.

17.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes (other than any labour disputes disclosed in writing to the Facility Agent prior to the date of this Agreement) are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

17.16	Sanctions

Neither the Borrower nor any member of the Group nor any director, officer, employee, or Affiliate of the Borrower or any member of the Group:

(a)	is using or will use the proceeds of the Facility for the purpose of financing, facilitating or making funds available directly or indirectly to any person or entity (whether or not related to any member of the Group) which, at the time of such financing or provision of funds, is listed on a Sanctions List (or is owned or controlled by a person or entity listed on a Sanctions List), or otherwise targeted under Sanctions or located in a Sanctioned Country, in each case to the extent such financing or provision of funds would, to the knowledge (having made due and careful inquiry) of the Borrower or such other member of the Group, be prohibited by Sanctions or would otherwise cause any Finance Party or member of the Group to be in breach of Sanctions;

(b)	is knowingly (having made due and careful inquiry) contributing or will contribute or otherwise make available the proceeds of the Facility to any other person or entity (whether or not related to any member of the Group) for the purpose of financing the activities or business of or with any person or entity which, at the time of such financing, is listed on a Sanctions List (or is owned or controlled by a person or entity listed on a Sanctions List) or located in a Sanctioned Country (to the extent such contribution or provision of proceeds would be prohibited by Sanctions to the knowledge (having made due and careful inquiry) of the Borrower or such other member of the Group, or would otherwise cause any Finance Party or member of the Group, to be in breach of Sanctions);

(c)	to the best of the knowledge and belief of the Borrower (having made due and careful enquiry):

(i)	is or is owned or controlled by a person that has been or is targeted under any Sanctions or otherwise acting on behalf or at the direction of such a person; or

(ii)	is located, organised or resident in a Sanctioned Country or acting on behalf or at the direction of a person located in or organised under the laws of a Sanctioned Country; or

(iii)	has violated or is violating any applicable Sanctions (together a Restricted Person); and

(d)	is or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions,

in each case, other than as may be permitted, licensed or otherwise authorised by the US government, the United Nations, the European Union, the United Kingdom or the respective Governmental Authorities of any of the foregoing.

17.17	Taxation

(a)	It is not (and none of its Subsidiaries is) overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax where such overdue filing or payment has, or could be reasonably likely to have, a Material Adverse Effect.

(b)	It is resident for Tax purposes only in its jurisdiction of incorporation.

17.18	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects.

17.19	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.	Information Undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 18:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements).

18.1	Financial statements

The Borrower shall supply or make available to the Facility Agent one copy for each Lender of the following:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year;

(b)	as soon as the same become available, but in any event within 60 days after the end of each Financial Quarter of each of its Financial Years, its consolidated unaudited financial statements for that Financial Quarter; and

(c)	as soon as reasonably practicable, but in any event within 60 days after they have been approved by the board of directors of the Borrower, the annual budget of the Group and (if available) the Life of Mine Plan in respect of each Material Property.

18.2	Compliance Certificate

(a)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one director of the Borrower.

18.3	Requirements as to financial statements

(a)	The Borrower shall procure that each set of financial statements of the Borrower delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods (including a change to the Financial Year) and its auditors deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Borrower’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 19 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Borrower’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4	Information: miscellaneous

Subject to Clause 18.6 (Use of websites), the Borrower shall supply or make available to the Facility Agent (with one copy of each document for each Lender, if the Facility Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which is not frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement;

(c)	promptly upon becoming aware of them, the details of the circumstances relating to, and the potential impact on the Group of, the closure of, or stoppage of production at, or inability to sell the output of production from, any Material Property for a period of more than 60 days; and

(d)	promptly, such further information as any Finance Party reasonably believes is material to the financial condition, business and operations of the Borrower as any Finance Party (through the Facility Agent) may reasonably request.

18.5	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by one director or a duly authorised senior manager on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Facility Agent.

If any Lender does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply or make available the information to the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

18.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	Financial Covenants

19.1	Financial definitions

In this Clause 19:

“Consolidated EBIT” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items;

(d)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(e)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities;

(f)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset at any time after 31 December 2013;

(g)	excluding any costs or provisions relating to any share option or similar scheme,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Consolidated EBITDA” means, in respect of any Relevant Period, Consolidated EBIT for that Relevant Period after adding back amounts charged in that Relevant Period in respect of the amortisation of intangible fixed assets and the depreciation of tangible fixed assets:

(a)	including the Group’s share of the operating profit (and any loss) before taxation (calculated on the same basis as Consolidated EBIT) of (i) a member of the Group (including for this purpose any Non-Group Entity) or (ii)

attributable to a business or assets acquired during the Relevant Period for that part of the Relevant Period prior to its (A) becoming a member of the Group or a Non-Group Entity (as applicable) or (B) prior to the acquisition of the business or assets;

(b)	excluding the Group’s share of the operating profit (and any loss) before taxation (calculated on the same basis as Consolidated EBIT) of (i) a member of the Group (including for this purpose any Non-Group Entity) or (ii) attributable to any business or assets disposed of during the Relevant Period for that part of the Relevant Period after (A) the member of the Group or Non-Group Entity (as applicable) or (B) the relevant business assets were sold, provided that, for the purposes of paragraphs (a) and (b) above such adjustments to the calculation of Consolidated EBITDA are properly reflected in the financial statements to be delivered pursuant to Clause 18.1 (Financial statements) and provided that paragraphs (a) and (b) above are to be incorporated into Consolidated EBITA only in respect of the Leverage Ratio set out in Clause 19.2(a) (Financial condition).

“Consolidated Net Finance Charges” means, in respect of any Relevant Period, consolidated Finance Charges (including any capitalised interest) and similar items as shown in the financial statements of the Group then most recently delivered under paragraphs (a) or (b) of Clause 18.1 (Financial statements) (as the case may be) in respect of Indebtedness for Borrowed Money less interest income.

“Consolidated Tangible Net Worth” means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the aggregate amount of the reserves of the Group, including:

(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund; and

(c)	any balance standing to the credit of the consolidated income statement of the Group including the Group’s share of profits (or losses) from Non-Group Entities,

but deducting:

(d)	any debit balance on the consolidated income statement of the Group;

(e)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group;

(f)	any amount which is attributable to minority interests;

(g)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts;

(h)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 December 2013; and

(i)	any amount in respect of any dividend or distribution declared, recommended or made by any member of the Group to the extent payable to a person who is not a member of the Group and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

“Consolidated Total Debt” means, in respect of each Relevant Period, the aggregate principal amount (excluding interest) of all obligations of the Group for or in respect of Indebtedness for Borrowed Money as determined from the financial statements of the Group then most recently delivered under paragraphs (a) or (b) of Clause 18.1 (Financial statements).

“Debt Cover” means, in respect of any Relevant Period, the ratio of Consolidated Total Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items.

“Finance Charges” means any interest, commission, fees, discounts, prepayment fees, premiums or charges and other periodic finance payments in respect of Indebtedness for Borrowed Money whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	excluding any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any periodic finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	taking no account of any unrealised gains or losses on any derivative instruments.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraph (g) of the definition of “Financial Indebtedness”.

“Interest Cover” means, in respect of any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and joint ventures)) in which any member of the Group has an ownership interest.

19.2	Financial condition

The Borrower shall ensure that:

(a)	Leverage Ratio: Debt Cover in respect of any Relevant Period shall not be more than 3.00:1.

(b)	Interest Cover Ratio: Interest Cover for each Relevant Period shall be not less than 4.00:1

(c)	Tangible Net Worth: Consolidated Tangible Net Worth shall not at any time during the Relevant Period be less than USD 2,000,000,000.

19.3	Financial testing

The financial covenants set out in Clause 19.2 (Financial condition) shall be tested by reference to each of the financial statements and each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate).

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Anti-corruption law and anti-money laundering

(a)	The Borrower shall not, and shall ensure that no other member of the Group will, directly or indirectly use the proceeds of any Loan or lend, permit, contribute or otherwise make available such proceeds to any person for any purpose which would breach the Corruption (Jersey) Law 2006, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other applicable jurisdictions in which the Borrower or other member of the Group operates from time to time.

(b)	The Borrower shall, and shall ensure that each other member of the Group will:

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

(c)	The Borrower shall and shall ensure that all members of the Group will conduct its business in compliance with applicable financial record keeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

20.4	Taxation

(a)	The Borrower shall, and shall ensure that each member of the Group will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that failure to pay such Taxes would not have, or could not be reasonably likely to have, a Material Adverse Effect.

(b)	The Borrower shall not change its residence for Tax purposes.

20.5	Negative pledge

In this Clause 20.5, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission of the Borrower or any member of the Group;

(iv)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within 6 months of the date of acquisition of such asset;

(v)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within 6 months of that company becoming a member of the Group;

(vi)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(vii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(viii)	any Security or Quasi-Security imposed by a court or tribunal or created pursuant to an order of attachment, distraint, payment order or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings, provided that such attachment, distraint, order or injunction does not have or could not reasonably be expected to have a Material Adverse Effect;

(ix)	any lien or rights of set-off (i) with respect to demand or time deposits arising in the ordinary course of business with financial institutions or (ii) arising in the normal course of business or (iii) arising by operation of law;

(x)	any Security or Quasi-Security over goods and/or documents of title to goods arising in the ordinary course of day-to-day business entered into in the ordinary course of day-to-day business; or

(xi)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (x) above and with the amount of any Financial Indebtedness incurred, created or outstanding pursuant to Clause 20.11(b)(ii) (Financial Indebtedness)) does not exceed USD100,000,000 (or its equivalent in another currency or currencies).

20.6	Disposals

(a)	The Borrower shall not (and shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	to another member of the Group; or

(iv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed an amount equal to gross assets representing 7.5 per cent. of the gross assets of the Group, calculated on a consolidated basis, in any financial year.

20.7	Merger

The Borrower shall not (and shall ensure that no Material Subsidiary shall) enter into any amalgamation, demerger, merger or corporate reconstruction (excluding any solvent intra-group mergers) without the prior written consent of the Majority Lenders.

20.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

20.9	Loans or credit

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any loan or credit granted:

(i)	by the Borrower or a member of the Group in favour of the Borrower or other member of the Group, an Affiliate of the Borrower or any entity which owns a Material Property; and

(ii)	in the ordinary course of business of the Group.

20.10	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to any guarantee or indemnity incurred:

(i)	by the Borrower or a member of the Group in respect of an obligation of the Borrower, an Affiliate of the Borrower or any entity which owns a Material Property; and

(ii)	in the ordinary course of business of the Group.

20.11	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that no other member of the Group will) incur, create or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	Financial Indebtedness incurred pursuant to Clause 20.9(b) (Loans or credit); or

(ii)	Financial Indebtedness:

(A)	in an amount of not more than USD100,000,000 (or its equivalent) which ranks ahead of, and in priority to, the Financial Indebtedness arising under this Agreement;

(B)	in an amount of not more than USD200,000,000 (or its equivalent) which ranks pari passu with the Financial Indebtedness arising under this Agreement; and

(C)	not permitted by the preceding paragraphs but which is incurred by the Borrower on terms which are subordinated to the Finance Parties in a manner satisfactory to the Majority Lenders.

20.12	Insurance

The Borrower shall ensure that it and each other member of the Group will maintain insurances on and in relation to the Group’s business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

20.13	Access

If an Event of Default is continuing or the Facility Agent reasonably suspects that an Event of Default is continuing or may occur, the Borrower shall, and shall ensure that each member of the Group will, (not more than once in any Financial Year unless the Facility Agent reasonably suspects an Event of Default is continuing or may occur) permit the Facility Agent and/or accountants or other professional advisers and contractors of the Facility Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower and, if the Borrower so requires, in the presence of a representative of the Borrower, to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with such members of the senior management of the Group as the Facility Agent may reasonably request in each case to the extent necessary for the purpose of investigating the Event of Default concerned (provided that, for the avoidance of doubt, all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in Clause 24.13 (Confidentiality) and Clause 34 (Confidentiality) and provided further that, in the event that such investigations as are carried out under this Clause 20.13 do not reveal that an Event of Default referred to above has occurred, all costs incurred by the Facility Agent and the Lenders in connection with the foregoing shall be for the account of the Facility Agent and the Lenders only).

20.14	Treasury Transactions

The Borrower shall not (and shall procure that no other member of the Group will) enter into any Treasury Transaction, other than any interest rate, foreign exchange rate or gold price hedging entered into in the ordinary course of business and not for speculative purposes.

20.15	Environmental compliance

The Borrower shall, and shall ensure that each other member of the Group will:

(a)	comply in all material respects with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a material and adverse affect on the interests of the Lenders under the Finance Documents.

20.16	Environmental claims

The Borrower shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where failure to do so has or is reasonably likely to have a material and adverse affect on the interests of the Lenders under the Finance Documents.

20.17	Sanctions

The Borrower shall (and shall procure that each member of the Group shall):

(a)	not contribute or otherwise use or make available the proceeds of the Facility, directly or indirectly, to any person or entity (whether or not related to any member of the Group) for the purpose of financing or facilitating the activities or business of or with any person or entity targeted under any Sanction or located in a Sanctioned Country in any manner that would result in a violation of Sanctions by any Finance Party or member of the Group;

(b)	ensure that appropriate controls and safeguards are in place to prevent any proceeds of the Facility from being used in any manner contrary to paragraph (a) above; and

(c)	not fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions, in each case, other than as may be permitted, licensed or otherwise authorised by the US government, the United Nations, the European Union, the United Kingdom or the respective Governmental Authorities of any of the foregoing.

21.	Events of Default

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.16 (Acceleration)).

21.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

21.2	Financial covenants

Any requirement of Clause 19 (Financial Covenants) is not satisfied.

21.3	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of:

(i)	the Facility Agent giving notice to the Borrower; and

(ii)	the Borrower becoming aware of the failure to comply.

21.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of:

(i)	the Facility Agent giving notice to the Borrower; and

(ii)	the Borrower becoming aware of the failure to comply.

21.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(c)	Any creditor of any member of the Group becomes entitled to declare or declares any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than USD25,000,000 (or its equivalent in any other currency or currencies).

21.6	Insolvency

(a)	The Borrower or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower or any Material Subsidiary.

(c)	The Borrower or any Material Subsidiary becomes “bankrupt” within the meaning of Article 8 of the Interpretation (Jersey) Law 1954, as amended.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Material Subsidiary;

(c)	the appointment of a liquidator, the Viscount of the Royal Court of Jersey (other than in respect of a solvent liquidation of a Material Subsidiary), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any Material Subsidiary or any of the assets of the Borrower or any Material Subsidiary; or

(d)	enforcement of any Security over any assets of the Borrower or any Material Subsidiary having an aggregate value in excess of USD25,000,000,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of USD25,000,000 and is not discharged within 21 days.

21.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

(b)	Any obligation or obligations of the Borrower under any Finance Documents are not or cease to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective.

21.10	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Cessation of Business

The Group (taken as a whole) suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as otherwise permitted by this Agreement.

21.12	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which are reasonably likely to be adversely determined and which if so adversely determined have or are reasonably likely to have a Material Adverse Effect.

21.13	Expropriation

The authority or ability of any Material Subsidiary which conducts all or substantially all of its business in Mali to conduct its business is limited by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority having jurisdiction in Mali in a way which has or is reasonably likely to have a material adverse effect on the ability of the Borrower to meet is payment obligations under any of the Finance Documents taking into account the freely available resources of other members of the Group.

21.14	Convertibility/Transferability

Any foreign exchange law is amended, enacted or introduced in Mali that has or is reasonably likely to have the effect of prohibiting, or restricting or delaying in any material respect any payment that the Borrower is required to make pursuant to the terms of any of the Finance Documents taking into account the freely available resources of other members of the Group.

21.15	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

21.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

22.	Changes to the Lenders

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

22.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender; or

(ii)	made at a time when an Event of Default is continuing.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD3,500.

22.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a

New Lender) provided that they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

22.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

22.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

22.9	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for transfer) or any assignment pursuant to Clause 22.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(c)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

23.	Changes to the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

24.	Role of the Facility Agent and the Arranger

24.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its Facility Agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to Clause 22.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

(a)	The Facility Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(b)	The Facility Agent shall be entitled to deal with any amount paid to it by any person for the purposes of this Agreement in the same manner as any other amount paid to a bank by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of such amount.

24.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Facility Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Facility Agent:

(i)	may disclose; and

(ii)	on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(k)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything:

(i)	if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality; and/or

(ii)	in circumstances where the Borrower is in breach of any representation given in Clause 17.16 (Sanctions) and/or is in breach of any undertaking given in Clause 20.17 (Sanctions), and it is prohibited by law or regulation for the Facility Agent to notify the Lenders of such breach; and

under no circumstance shall the Facility Agent be liable for any such failure to act or omission.

(l)	The Facility Agent is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Nothing in this Agreement shall require the Facility Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (Accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to the Borrower in its capacity as Facility Agent.

(m)	The fees, commission and expenses payable to the Facility Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amount received or to be received by the Facility Agent (or any of its Affiliates) in connection with any transaction entered into by the Facility Agent with or for the Lenders or the Borrower.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received any indemnification and/or security as it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8	Responsibility for documentation

Neither the Facility Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 27.11 (Disruption to Payment Systems etc.), the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any action taken by it under or in connection with any Finance Document, or for any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages

24.10	Lenders’ indemnity to the Facility Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 27.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to the Borrower.

(d)	The indemnity given by each Lender under or in connection with this Clause is a continuing obligation, independent of the other obligations of the Lenders under or in connection with this Agreement or any other document and survives after this Agreement is terminated. It is not necessary for a person to pay an amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other document.

24.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.

24.12	Replacement of the Facility Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority

Lenders) replace the Facility Agent by appointing a successor Facility Agent (acting through an office in the United Kingdom).

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent) and this Clause 24 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.13	Confidentiality

(a)	In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

24.14	Relationship with the Lenders

(a)	Subject to Clause 22.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(ii) of Clause 29.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.17	Facility Agent’s Management Time

Any amount payable to the Facility Agent under Clause 14.3 (Indemnity to the Facility Agent), Clause 16 (Costs and Expenses) and Clause 24.10 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees).

24.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.	Sharing among the Finance Parties

26.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 27.6 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

26.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 26.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

26.5	Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

27.	Payment Mechanics

27.1	Payments to the Facility Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

27.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Facility Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

27.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 27.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 27.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 24.12 (Replacement of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 27.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

27.6	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.7	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

27.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	Notices

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

29.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

29.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	Calculations and Certificates

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	Amendments and Waivers

33.1	Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 33.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	Clause 23 (Changes to the Borrower);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 3.1 (Purpose), Clause 13 (Increased Costs), Clause 22 (Changes to the Lenders), Clause 36 (Governing Law), Clause 37 (Enforcement) or this Clause 33, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Facility Agent or, as the case may be, the Arranger.

33.3	Excluded Commitments

(a)	If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten Business Days of that request being made, (unless, the Borrower and the Facility Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

33.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 33.4, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

33.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22

(Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of the undrawn Facility Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(A)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 22.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (A) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 33.5 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than five Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

34.	Confidentiality

34.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 34.2 (Disclosure of Confidential Information) and Clause 34.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

34.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives or to any insurers or insurance brokers and service providers such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) or any direct or indirect provider of credit protection to a Finance Party or any of its Affiliates such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower.

34.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(i)	names of Borrower;

(ii)	country of domicile of Borrower;

(iii)	place of incorporation of Borrower;

(iv)	date of this Agreement;

(v)	Clause 36 (Governing Law);

(vi)	the names of the Facility Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currencies of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Borrower and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or the Borrower; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

34.4	Entire agreement

This Clause 34 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

34.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

34.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 34.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 34.

34.7	Continuing obligations

The obligations in this Clause 34 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

35.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

36.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.	Enforcement

37.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints Randgold Resources (UK) Limited of 1st Floor, 2 Savoy Court, Strand, London WC2R 0EZ as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lenders

Name of Original Lender	Commitment (USD)

HSBC Bank USA, N.A.	100,000,000.00

Citibank N.A. London Branch	60,000,000.00

Standard Chartered Bank	60,000,000.00

Absa Bank Limited	60,000,000.00

Bank of Montreal, London Branch	40,000,000.00

Scotiabank Europe plc	40,000,000.00

Société Générale, London Branch	40,000,000.00

TOTAL	400,000,000.00

Schedule 2

Conditions Precedent

1.	The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower (or an extract thereof):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party, substantially in the form agreed prior to the date of this Agreement.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Borrower (signed by a director or a duly authorised company secretary) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(e)	A certificate signed by a director or a duly authorised company secretary of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Finance Documents

Each of the following documents executed by each party to it:

(a)	this Agreement; and

(b)	any Fee Letter.

3.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Facility Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Bedell Cristin London Partnership, legal advisers to the Arranger and the Facility Agent in Jersey, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 37.2 (Service of process) has accepted its appointment.

(b)	Confirmation from the Facility Agent that all documents required by the Finance Parties from the Borrower or such other person for completion by the Finance Parties of all necessary “know your customer” compliance requirements have been provided.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent reasonably specifies (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Original Financial Statements of the Borrower.

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(f)	The Group Structure Chart.

(g)	Evidence that the Existing Facility has been, or will, on the first Utilisation Date be, irrevocably prepaid and cancelled in full.

Schedule 3

Requests

Utilisation Request

From:	Randgold Resources Limited

To:	HSBC Bank plc

Dated:

Dear Sirs

Randgold Resources Limited – USD400,000,000 facility agreement dated [●] 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

(1)	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	Dollars
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ] months

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Loan should be credited to [account].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
Randgold Resources Limited

Schedule 4

Form of Transfer Certificate

To:	HSBC Bank plc as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Randgold Resources Limited – USD400,000,000 facility agreement dated [●] 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 22.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [           ].

[Facility Agent]

By:

Schedule 5

Form Of Assignment Agreement

To:	HSBC Bank plc as Facility Agent and Randgold Resources Limited as Borrower

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Randgold Resources Limited – USD400,000,000 facility agreement dated [●] 2014 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 22.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 22.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), to the Borrower of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

Schedule 6

Form of Compliance Certificate

To:	HSBC Bank plc as Facility Agent

From:	Randgold Resources Limited as the Borrower

Dated:

Dear Sirs

Randgold Resources Limited – USD400,000,000 facility agreement dated [●] 2014 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	[insert details of covenants to be certified];

(b)	[●].[1]

3.	[We confirm that no Default is continuing.]*

Signed:
Authorised signatory for Randgold Resources Limited

[1]	Confirmation details to be confirmed by Facility Agent.
*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 7

Timetables

Loans in dollars

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3, 9.30 a.m.

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3, 5.00 p.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

Schedule 8

Form of Increase Confirmation

To:	[●] as Facility Agent and Randgold Resources Limited as the Borrower

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Randgold Resources Limited – USD400,000,000 facility agreement dated [●] 2014 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Facility Agent and the Increase Date is confirmed as [●].

Facility Agent

By:

SIGNATURES

THE BORROWER

RANDGOLD RESOURCES LIMITED

By:	/s/ Graham Shuttleworth

Address:	Randgold Resources Limited
3rd Floor, Unity Chambers
28 Halkett Street
St Helier
Jersey JE2 4WJ

Fax:	01534 735 444

Tel:	01534 735 333

Email:	legal@randgoldresources.com

Attention:	Martin Welsh

THE ARRANGER

HSBC BANK PLC

By:	/s/ John Haire

Address:	Floor 2, Leverage and Acquisition Finance
8 Canada Square
London
E14 5HQ

Fax:	+44 207 7992 4991

Email:	john.haire@hsbcib.com

Attention:	John Haire

THE FACILITY AGENT

HSBC BANK PLC

By:	/s/ [illegible signature]

Address:	Corporate Trust & Loan Agency, Level 27
8 Canada Square
London E14 5HQ

Fax:	+44 (0) 20 7991 4347

Attention:	Loan Agency Operations

THE ORIGINAL LENDERS

HSBC Bank USA, N.A.

By:	/s/ Adam Hendley

Citibank, N.A. London Branch

By:	/s/ Lorenzo Ravelli
Vice President

Standard Chartered Bank

By:	/s/ Hiren Singharay
Managing Director & Head of Sydications
Europe
Standard Chartered Bank

Absa Bank Limited

By:	/s/Anthony Sam	/s/Amitha Chetty
	Authorized	Authorized

Bank of Montreal, London Branch

By:	/s/ Tony Ebdon	/s/ Andy McClinton
	MD	MD

Scotiabank Europe plc

By:	/s/ [illegible signature]	/s/ [illegible signature]

SociETE GENERALE, London Branch

By:	/s/ [illegible signature]

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